Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2015

Los Angeles, CA (March 3, 2016) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter and year ended December 31, 2015 of $869,000 and $2.6 million, respectively, compared to $554,000 and $2.4 million for the same periods last year. Diluted earnings per share for the quarter and year ended December 31, 2015 were $0.09 and $0.26, respectively, compared to $0.06 and $0.24 for the same periods last year. Pre-tax, pre-provision earnings for the quarter and year ended December 31, 2015 was $1.8 million and $5.8 million, respectively, compared to $1.1 million and $4.4 million for the same periods last year. Included in net income for the quarter and year ended December 31, 2015 are gains in connection with the sale of securities of none and $75,000, respectively, compared to $196,000 and $1.2 million for the same periods last year, as well as provisions for loan losses of $300,000 and $1.3 million for the quarter and year ended December 31, 2015, compared to none and $100,000 for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board of Directors and Chief Executive Officer of the Company, stated, “I’m proud to announce our financial results for the quarter and year ended December 31, 2015. Since the beginning of 2015, we’ve experienced significant growth in both loans and deposits. As of December 31, 2015, loans and deposits have both increased to approximately $598 million, representing growth rates of approximately 35% and 19%, respectively, during the current year. Profitability trends also continue to improve, including a 24% increase in net interest income during the year compared to the prior year and an efficiency ratio of 76%. In addition, asset quality remains strong with total non-performing assets to total assets at 10 basis points at December 31, 2015.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company, added, “Our core West Los Angeles market is experiencing strong economic activity, which is translating into significant increases in both loans and core deposits. Through consistent execution of our growth strategies and deeper penetration of the West Los Angeles market, we are generating a high volume of quality lending opportunities. During the fourth quarter of 2015, our total loans increased at an annualized rate of approximately 36%, which bodes well for the future.”

2015 4th Quarter and Full Year Highlights

•

For the quarter and year ended December 31, 2015, the Company recorded net income of $869,000, or $0.09 per diluted share, and $2.6 million, or $0.26 per diluted share, respectively. During the same periods last year, the Company reported net income of $554,000, or $0.06 per diluted share, and $2.4 million, or $0.24 per diluted share, respectively. The increase in net income during the three months ended December 31, 2015 as compared to the same period last year was primarily due to an increase in net interest income of $1.3 million, resulting from an increase in the average balance of loans during the current quarter as compared to the same period last year. This increase was partially offset by a $300,000 increase in provision for loan losses, a $403,000 increase in non-interest expenses and a $196,000 decline in gains from the sale of securities. Consistent with the discussion above, the increase in net income during the year ended December 31, 2015 as compared to the same period last year was primarily due to an increase in net interest income of $4.5 million, resulting from an increase in the average balance of loans during the current year as compared to the same period last year. This increase was partially offset by a $1.2 million increase in provision for loan losses, a $2.0 million increase in non-interest expenses and a $1.1 million decline in gains from the sale of securities.

•	At December 31, 2015 and 2014, the Company’s book value per share was $6.29 and $6.08, respectively, representing an increase of 3.5%.

•

Net interest margin was 3.47% and 3.50% for the quarter and year ended December 31, 2015, compared to 3.26% and 3.28% for the same periods last year. The improvement in our net interest margin was primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same periods last year. During the quarter and year ended December 31, 2015, the average balance of loans relative to total earning assets was 78.8% and 78.5%, respectively, compared to 71.5% and 71.7% for the same periods last year.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $550.4 million, $462.4 million and $590.1 million at December 31, 2015, December 31, 2014 and September 30, 2015, respectively. Non-interest bearing deposits represent 60.6% of total deposits at December 31, 2015, compared to 56.1% at December 31, 2014, and 60.6% at September 30, 2015.

•

Cost of funds declined to 11 basis points and 12 basis points for the quarter and year ended December 31, 2015, respectively, compared to 14 basis points and 15 basis points for the same periods last year.

•

Other borrowings increased by $50.0 million and $47.5 million during the quarter and year ended December 31, 2015, respectively, compared to the same periods last year. The increase in other borrowings was primarily due to a $50.0 million overnight borrowing under our credit facility with the Federal Home Loan Bank of San Francisco (the “FHLB”) at December 31, 2015. This overnight borrowing was repaid in January 2016.

•

Loans increased to $598.4 million at December 31, 2015, compared to $442.9 million at December 31, 2014 and $549.1 million at September 30, 2015. Loan originations were $69.6 million and $291.7 million during the quarter and year ended December 31, 2015, respectively, compared to $55.5 million and $226.3 million during the same periods last year.

•	Non-performing loans were $712,000, or 0.12% of total loans, at December 31, 2015, compared to $632,000, or 0.14%, at December 31, 2014 and $712,000, or 0.13%, at September 30, 2015.

•	Non-performing assets as a percentage of total assets were 0.10%, 0.11% and 0.10% at December 31, 2015, December 31, 2014 and September 30, 2015, respectively.

•

Net loan recoveries were $22,000 and $37,000 during the quarter and year ended December 31, 2015, respectively, compared to net loan recoveries of $22,000 and $263,000 during the same periods last year.

•

As of December 31, 2015, the allowance for loan losses (“ALL”) was $9.0 million, or 1.50% of total loans, compared to $7.6 million, or 1.72% of total loans, at December 31, 2014 and $8.6 million, or 1.57% of total loans, at September 30, 2015. The ALL to non-performing loans was 1,259.18%, 1,203.03% and 1,213.93% at December 31, 2015, December 31, 2014 and September 30, 2015, respectively.

•

Investment securities were $74.0 million at December 31, 2015, representing 10.1% of our total assets, compared to $79.7 million, or 13.6% of our total assets, at December 31, 2014 and $73.1 million, or 10.2% of our total assets, at September 30, 2015. During the year ended December 31, 2015, the Company sold investment securities with an amortized cost of $5.9 million, recognizing gains of $75,000. No securities were sold during the three months ended December 31, 2015. During the quarter and year ended December 31, 2014, the Company sold investment securities with an amortized cost of $5.0 million and $59.9 million, respectively, recognizing gains of $196,000 and $1.2 million, respectively.

•

The Bank’s total risk-based capital ratio was 11.16% at December 31, 2015, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital from trust preferred securities, convertible preferred stock or other equity or debt instruments.

Capital Adequacy

At December 31, 2015, the Company’s stockholders’ equity totaled $64.9 million compared to $61.7 million at December 31, 2014. At December 31, 2015, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, common equity tier 1 ratio and tier 1 leverage ratio were 11.16%, 9.91%, 9.91% and 8.92%, respectively, compared to the requirements of 10.00%, 8.00%, 6.50% and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

The Company anticipates that, absent further developments, it may need to raise, at some point over the next several quarters, additional capital in order to maintain its well-capitalized status in light of, among other things, continued growth in its loan portfolio. The Company periodically considers its alternatives in this regard, which could include issuing shares of common stock under its previously filed registration statement on Form S-1 or other capital instruments, and there can be no assurance as to the form or nature of any such additional capital or the timing or amount thereof. The Company’s ability to raise any such additional capital is subject to various factors and uncertainties, many of which are beyond its control, including, among others, capital market conditions and general economic conditions. As of December 31, 2015, the Company had deferred financing costs with respect to the registration statement on Form S-1 of $173,000.

Balance Sheet

Total assets at December 31, 2015 were $732.0 million, representing an increase of $146.7 million, or 25.1%, from $585.2 million at December 31, 2014. Cash and cash equivalents at December 31, 2015 were $54.6 million, representing a decrease of $3.9 million, or 6.7%, from $58.5 million at December 31, 2014. Loans increased by $155.6 million, from $442.9 million at December 31, 2014 to $598.4 million at December 31, 2015. Loan originations were $69.6 million and $291.7 million during the quarter and year ended December 31, 2015, compared to $55.5 million and $226.3 million during the same periods last year. Prepayment speeds for the quarter and year ended December 31, 2015 were 8.9% and 11.8%, compared to 14.7% and 16.7% for the same periods last year. Investment securities were $74.0 million at December 31, 2015, compared to $79.7 million at December 31, 2014, representing a decline of $5.7 million, or 7.1%. During the year ended December 31, 2015, the Company sold investment securities with an amortized cost of $5.9 million, recognizing gains of $75,000. No securities were sold during the three months ended December 31, 2015. During the quarter and year ended December 31, 2014, the Company sold investment securities with an amortized cost of $5.0 million and $59.9 million, respectively, recognizing gains of $196,000 and $1.2 million, respectively. The weighted average life of our investment securities was 3.85 years and 4.02 years at December 31, 2015 and December 31, 2014, respectively.

Total liabilities at December 31, 2015 increased by $143.5 million, or 27.4%, to $667.0 million compared to $523.5 million at December 31, 2014. This increase is primarily due to a $95.0 million increase in deposits and a $50.0 million overnight borrowing with the FHLB at December 31, 2015. The overnight borrowing was repaid in January 2016. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $550.4 million and $462.4 million at December 31, 2015 and December 31, 2014, respectively, representing an increase of $88.0 million, or 19.0%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $9.0 million, or 1.50% of our total loan portfolio, at December 31, 2015, compared to $7.6 million, or 1.72% of our total loan portfolio, at December 31, 2014. At December 31, 2015 and December 31, 2014, our non-performing loans were $712,000 and $632,000, respectively. The ratio of our ALL to non-performing loans was 1,259.18% and 1,203.03% at December 31, 2015 and December 31, 2014, respectively. In addition, our ratio of non-performing loans to total loans was 0.12% and 0.14% at December 31, 2015 and December 31, 2014, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the quarter and year ended December 31, 2015, we recorded a provision for loan losses of $300,000 and $1.3 million, respectively, compared to none and $100,000 for the same periods last year. The increase in our provision for loan losses during the quarter and year ended December 31, 2015 compared to the same periods last year was primarily attributable to the increase in the growth rate of our loan portfolio during the quarter and year ended December 31, 2015. During the quarter and year ended December 31, 2015, the Bank’s loan portfolio increased by 9.0% and 35.1%, respectively, compared to increases of 5.8% and 15.5% during the same periods last year.

Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $179,000, $759,000 and none, respectively, at December 31, 2015, compared to $180,000, $1.9 million and none, respectively, at December 31, 2014. We had net recoveries of $22,000 and $37,000 during the quarter and year ended December 31, 2015, compared to net recoveries of $22,000 and $263,000 for the same periods last year. At December 31, 2015, the ALL to total loans was 1.50% compared to 1.72% at December 31, 2014. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of December 31, 2015 and December 31, 2014 was adequate to absorb probable and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $712,000 and $632,000 at December 31, 2015 and December 31, 2014. Non-accrual loans totaled $712,000 and $632,000 at December 31, 2015 and December 31, 2014. As a percentage of total assets, the amount of non-performing assets was 0.10% and 0.11% at December 31, 2015 and December 31, 2014, respectively.

Net Interest Income and Margin

During the quarter and year ended December 31, 2015, net interest income was $6.2 million and $22.9 million, respectively, compared to $5.0 million and $18.5 million for the same periods last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the quarter and year ended December 31, 2015 as compared to the same periods last year. The average balances of our loan portfolio were $563.1 million and $514.7 million during the quarter and year ended December 31, 2015, compared to $431.6 million and $404.3 million for the same periods last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.47% for the quarter ended December 31, 2015, compared to 3.26% for the same period last year. The 21 basis point increase in net interest margin is primarily due to an increase in the average balance of loans relative to total average earning assets as compared to the same period last year. The percentage of average loans to total average earning assets increased to 78.8% during the quarter ended December 31, 2015, compared to 71.5% during the same period last year.

The Company’s net interest margin was 3.50% for the year ended December 31, 2015, compared to 3.28% for the same period last year. As discussed above, the improvement in our net interest margin is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year. The percentage of average loans to total average earning assets increased to 78.5% during the year ended December 31, 2015, compared to 71.7% during the same period last year.

Non-Interest Income

Non-interest income was $149,000 and $668,000 for the quarter and year ended December 31, 2015, respectively, compared to $335,000 and $1.7 million for the same periods last year. During the year ended December 31, 2015, the Company sold investment securities with an amortized cost of $5.9 million, recognizing gains of $75,000. No securities were sold during the three months ended December 31, 2015. During the quarter and year ended December 31, 2014, the Company sold $5.0 million and $59.9 million of investment securities, recognizing gains of $196,000 and $1.2 million. With the exception of such gains, non-interest income primarily consists of customer related fee income.

Non-Interest Expense

Non-interest expense was $4.6 million and $17.8 million for the quarter and year ended December 31, 2015, compared to $4.2 million and $15.8 million for the same periods last year. The increases in non-interest expense during the quarter and year ended December 31, 2015 as compared to the same periods last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, as well as additional costs incurred to sustain the Bank’s growth during these periods.

Income Tax Provision

During the quarter and year ended December 31, 2015, we recorded tax provisions of $660,000 and $1.9 million, respectively, compared to $575,000 and $1.9 million for the same periods last year.

Net Income

For the quarter and year ended December 31, 2015, the Company recorded net income of $869,000, or $0.09 per diluted share, and $2.6 million, or $0.26 per diluted share, compared to $554,000, or $0.06 per diluted share, and $2.4 million, or $0.24 per diluted shares, for the same periods last year. Included in net income for the quarter and year ended December 31, 2015 are gains in connection with the sale of securities of none and $75,000, respectively, compared to $196,000 and $1.2 million for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and relationship offices in Santa Monica and Beverly Hills, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions or continued sluggish growth, (5) deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation, including regulations regarding capital requirements, and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, and (12) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,
Balance Sheet Results:	2015	2014
Total Assets	$731,950	$585,218
Total Loans	$598,433	$442,856
Allowance for Loan Losses (“ALL”)	$8,961	$7,599
Non-Performing Assets	$712	$632
Investment Securities-AFS, at estimated fair value	$74,010	$79,689
Deposits:
Non-Interest Bearing Demand Deposits	$362,451	$282,217
Interest Bearing Demand Deposits	32,406	25,492
Money Market Deposits and Savings	155,572	154,706
Certificates of Deposit	47,748	40,757
Total Deposits	$598,177	$503,172
Other Borrowings	$65,000	$17,500
Total Stockholders’ Equity	$64,903	$61,693
Gross Loans to Deposits	99.99%	88.00%
Ending Book Value per Share	$6.29	$6.08
Common Shares Outstanding	10,318,884	10,140,441

	Quarters Ended December 31,
Quarterly Operating Results (unaudited):	2015	2014
Net Interest Income	$6,244	$4,955
Provision for Loan Losses	$300	$—
Gain on Sale of AFS Securities	$—	$196
Non-Interest Income	$149	$139
Non-Interest Expense	$4,564	$4,161
Income Tax Provision	$660	$575
Net Income	$869	$554
Basic Earnings per Share	$0.09	$0.06
Basic Shares Outstanding	9,642,911	9,501,209
Diluted Earnings per Share	$0.09	$0.06
Diluted Shares Outstanding	9,914,375	9,228,840
Quarterly Net Interest Margin*	3.47%	3.26%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$869	$554
Provision for Loan Losses	300	—
Income Tax Provision	660	575
Pre-Tax, Pre-Provision Earnings	$1,829	$1,129

	Years Ended December 31,
YTD Operating Results:	2015	2014
Net Interest Income	$22,942	$18,459
Provision for Loan Losses	$1,325	$100
Gain on Sale of AFS Securities	$75	$1,178
Non-Interest Income	$593	$533
Non-Interest Expense	$17,784	$15,806
Income Tax Provision	$1,948	$1,903
Net Income	$2,553	$2,361
Basic Earnings per Share	$0.27	$0.25
Basic Shares Outstanding	9,602,008	9,431,727
Diluted Earnings per Share	$0.26	$0.24
Diluted Shares Outstanding	9,857,461	9,741,248
YTD Net Interest Margin	3.50%	3.28%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$2,553	$2,361
Provision for Loan Losses	1,325	100
Income Tax Provision	1,948	1,903
Pre-Tax, Pre-Provision Earnings	$5,826	$4,364

*Percentages are reported on an annualized basis